Exhibit (a)(1)(A)

ISSUER REPURCHASE NOTICE

TO HOLDERS OF

2.50% EXCHANGEABLE SENIOR DEBENTURES DUE 2029

ISSUED BY

HOST HOTELS & RESORTS, L.P.

CUSIP Number: 44107TAG1

NOTICE IS HEREBY GIVEN pursuant to Section 5.02 of that certain Thirty-second Supplemental Indenture, dated as of December 22, 2009, as supplemented (the “Thirty-second Supplemental Indenture”) among Host Hotels & Resorts, L.P., a Delaware limited partnership (referred to as “we” or the “Company”), Host Hotels & Resorts, Inc., a Maryland corporation and general partner of the Company (“Host Inc.”), the subsidiary guarantors named therein and The Bank of New York Mellon (formerly, The Bank of New York, as successor to HSBC Bank USA (formerly, Marine Midland Bank)), as trustee and paying agent (the “Trustee” or “Paying Agent”), to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented (the “Indenture”), that, at the option of each holder (“Holder”) of the Company’s 2.50% Exchangeable Senior Debentures due 2029 (the “Debentures”), the Company will repurchase such Holder’s Debentures for 100% of the aggregate principal amount of the Debentures (the “Repurchase Price”), subject to the terms and conditions of the Thirty-second Supplemental Indenture, the Indenture, the Debentures and this Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Debentures from 9:00 a.m., New York City time, on Monday, September 14, 2015 through 5:00 p.m., New York City time, on Tuesday, October 13, 2015 (the “Expiration Date”), which is the second Business Day immediately preceding October 15, 2015 (the “Repurchase Date”). The Company will pay the aggregate Repurchase Price for any Debentures as to which a Repurchase Notice has been given and not validly withdrawn on the Repurchase Date. Upon deposit of funds by the Company for payment in full, the Paying Agent will then promptly pay Holders of Debentures as to which a Repurchase Notice has been given and not validly withdrawn. On October 15, 2015, the Company will pay interest of $7 per $1,000 principal amount of Debentures, which is the amount of accrued and unpaid interest on the Debentures from July 15, 2015 to October 14, 2015, to Holders of record on September 30, 2015, the record date. Accordingly, because the Repurchase Date occurs on an interest payment date, as provided in the Indenture, there will be no accrued and unpaid interest (including Liquidated Damages) due as part of the Repurchase Price. Unless the Company defaults in making payment of the Repurchase Price, interest (including Liquidated Damages, if any) on the Debentures repurchased will cease to accrue on and after the Repurchase Date. Under the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, upon the satisfaction of certain conditions, Holders of the Debentures may, upon the occurrence of certain exchange conditions, exchange their Debentures for cash, shares of common stock, $0.01 par value per share of Host Inc. (“Common Stock”), or a combination of cash and Common Stock at the option of the Company. Since January 1, 2014, based on the exchange conditions related to the trading price of Common Stock, as set forth in the Thirty-second Supplemental Indenture, the Debentures have been exchangeable and will remain exchangeable throughout the entire time period for the Put Option. The Company has elected to deliver shares of Common Stock, upon the exchange of Debentures. Any Debentures which are surrendered for purchase pursuant to the Put Option must be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date before they may be exchanged in accordance with the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures. This Issuer Repurchase Notice is being sent pursuant to the provisions of Section 5.03 of the Thirty-second Supplemental Indenture and paragraph 7 of the Debentures. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Thirty-second Supplemental Indenture, the Indenture and the Debentures.

To exercise your option to have the Company purchase your Debentures and receive the Repurchase Price, you must validly surrender the Debentures prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on October 13, 2015, which is the second Business Day immediately prior to the Repurchase Date, by complying with the procedures for withdrawal described herein or otherwise in accordance with Section 5.02 of the Thirty-second Supplemental Indenture. The right of Holders to surrender their Debentures for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through the Depository Trust Company (“DTC”) accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC. No representation is made as to the accuracy of any CUSIP numbers provided herein.

The Trustee and Paying Agent is:

The Bank of New York Mellon

By Registered or Certified

Mail or Overnight Courier:

The Bank of New York Mellon

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations – Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Ms. Pamela Adamo

For Information: (315) 414-3317	By Facsimile: (732) 667-9408 Attention: Ms. Pamela Adamo By Email: CTREORGUNITINQUIRIES@ BNYMELLON.COM

Additional copies of this Issuer Repurchase Notice may be obtained from the Paying Agent at its address set forth above.

Dated: September 14, 2015

No person has been authorized to give any information or to make any representations other than those contained in the Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company, Host Inc. (including its board of directors and officers) or its employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Debentures. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Debentures for purchase and, if so, the amount of Debentures to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a Holder, may have about the Put Option. We urge you to read carefully the remainder of this Issuer Repurchase Notice because the information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this document. We have included page references to direct you to a more complete description of the topics in this Summary Term Sheet. In this Summary Term Sheet, “Host Hotels & Resorts, L.P.,” “we,” “us,” “our” and the “Company” refer to Host Hotels & Resorts, L.P. and its consolidated subsidiaries, unless the context requires otherwise.

Who is offering to purchase the Debentures?

Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”), is obligated, at your option, to purchase your validly surrendered 2.50% Exchangeable Senior Debentures due 2029 (the “Debentures”). (Page 4)

Why is the Company offering to purchase my Debentures?

The right of each holder (the “Holder”) of the Debentures to sell, and the obligation of the Company to purchase, the Debentures on October 15, 2015 (the “Repurchase Date”) pursuant to the Put Option is a term of the Debentures and has been a right of Holders from the time the Debentures were issued. We are required to repurchase the Debentures of any Holder exercising the Put Option pursuant to the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures (each of which is defined below). (Page 4)

What Debentures is the Company obligated to purchase?

We are obligated to purchase all of the Debentures validly surrendered and not validly withdrawn at the option of the Holder prior to 5:00 p.m. New York City time on Tuesday, October 13, 2015 (the “Expiration Date”), which is the second Business Day immediately preceding the Repurchase Date pursuant to the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures. As of September 11, 2015, there was $391,305,000 aggregate principal amount of Debentures outstanding. The Debentures were issued under the Thirty-second Supplemental Indenture, dated as of December 22, 2009, as supplemented (the “Thirty-second Supplemental Indenture”), among the Company, Host Hotels & Resorts, Inc. (“Host Inc.”), the subsidiary guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee” or “Paying Agent”), to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented (the “Indenture”). (Page 4)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, we will pay, in cash, $1,000 per $1,000 principal amount at maturity of the Debentures (the “Repurchase Price”) with respect to any and all Debentures validly surrendered and not validly withdrawn. On October 15, 2015, the Company will pay interest of $7 per $1,000 principal amount of Debentures, which is the amount of accrued and unpaid interest on the Debentures from July 15, 2015 to October 14, 2015, to Holders of record on September 30, 2015, the record date. Accordingly, because the Repurchase Date occurs on an interest payment date, as provided in the Indenture, there will be no accrued and unpaid interest (including Liquidated Damages) due as part of the Repurchase Price. (Page 5)

What are the conditions to the Put Option?

The purchase by us of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice. (Page 4)

How will the Company fund the purchase of the Debentures?

We intend to use cash on hand and/or borrowings under the revolver portion of the Company’s credit facility to fund the purchase of the Debentures. (Page 5)

How can I determine the market value of the Debentures?

There is no established reporting system or market for trading in the Debentures. To the extent the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the common stock, $0.01 par value per share (the “Common Stock”), of our general partner, Host Inc., into which the Debentures are exchangeable under the terms and conditions set forth in the Thirty-second Supplemental Indenture and Indenture, and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Debentures prior to making any decision with respect to the Put Option. The Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “HST.” On September 11, 2015, the closing price of the Common Stock, as reported on NYSE, was $17.74 per share.

As of such date each $1,000 principal amount of the Debentures is exchangeable for cash, Common Stock, or a combination of cash and Common Stock, at the option of the Company, based on an exchange rate of 79.3618 shares of Common Stock per $1,000 principal amount of Debentures, which is equivalent to an exchange price of approximately $12.60 per share. The Company has elected to deliver shares of Common Stock, upon the exchange of Debentures. (Page 6)

How do I surrender my Debentures?

There are three ways to surrender your Debentures:

•	If your Debentures are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Debentures and instruct such nominee to surrender the Debentures on your behalf through the transmittal procedures of the Depository Trust Company (“DTC”).

•	If you are a DTC participant, you should surrender your Debentures electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•	While the Trustee has informed us that there are currently no certificated Debentures in non-global form, if physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to tender Debentures pursuant to the Put Option and holds physical certificates evidencing such Debentures must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Debentures through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Issuer Repurchase Notice. (Page 7)

To prevent backup withholding on payments made to a surrendering Holder, each such Holder that is a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-9 and each such Holder that is not a U.S. person for U.S. federal income tax purposes should submit a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form). (Page 12)

When does the Put Option expire?

The Put Option expires at 5:00 p.m. New York City time on Tuesday, October 13, 2015, which we refer to herein as the Expiration Date. We will not extend the period Holders have to accept the Put Option unless required to do so by federal securities laws. (Page 4)

If I surrender my Debentures, when will I receive payment for them?

We will accept for payment all validly surrendered Debentures on the Repurchase Date. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for the surrendered Debentures, which the Paying Agent will promptly distribute to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 9)

Until what time can I withdraw previously surrendered Debentures?

You may validly withdraw Debentures previously surrendered at any time on or before 5:00 p.m., New York City time, on October 13, 2015, the Expiration Date. (Page 9)

How do I withdraw previously surrendered Debentures?

To withdraw previously surrendered Debentures, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. While the Trustee has informed us that there are currently no certificated Debentures in non-global form, if physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 5.04 of the Thirty-second Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. (Page 9)

Do I need to do anything if I do not wish to surrender my Debentures for purchase?

No. If you do not surrender your Debentures before the expiration of the Put Option, we will not purchase your Debentures on the Repurchase Date and such Debentures will remain outstanding subject to their existing terms. (Page 7)

If I choose to surrender my Debentures for purchase, do I have to surrender all of my Debentures?

No. You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures for purchase. If you wish to surrender a portion of your Debentures for purchase, however, you must surrender your Debentures in a principal amount at maturity of $1,000 or an integral multiple thereof, provided that the remaining principal amount of Debentures not subject to repurchase must be in an integral multiple of $1,000. (Page 7)

If I do not surrender my Debentures for purchase, will I continue to be able to exercise my exchange rights?

Yes. If you do not surrender your Debentures for purchase, your exchange rights will not be affected. Under the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, upon the satisfaction of certain conditions, you will continue to have the right, upon the occurrence of certain exchange conditions, to exchange each $1,000 principal amount of Debentures for cash, Common Stock, or a combination of cash and Common Stock, at the option of the Company. As of the date of this Issuer Repurchase Notice, each $1,000 principal amount of the Debentures is exchangeable based on an exchange rate of 79.3618 shares of Common Stock per $1,000 principal amount of Debentures, which is equivalent to an exchange price of approximately $12.60 per share. The exchange value is adjusted upon certain events, including upon the payment of dividends on the Common Stock. The Company has elected to deliver shares of Common Stock, upon the exchange of Debentures.

Under the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, the Company has the right to redeem, in whole or in part, any Debentures which remain outstanding following the Put Option, at any time or from time to time, on or after October 20, 2015, in each case at a redemption price equal to 100% of the principal amount of the Debentures plus unpaid interest (including Liquidated Damages, if any) accrued thereon to, but excluding, the Redemption Date (as defined below) (the “Redemption Price”). Subject to market conditions, on or around October 15, 2015, the Company currently plans to issue a notice of optional redemption providing notice that it intends to redeem any Debentures outstanding on October 30, 2015 (the “Redemption Date”). In the event the Company issues a notice of optional redemption, under the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, the Debentures may only be surrendered for exchange prior to 5:00 p.m., New York City time, on October 28, 2015, the second business day immediately prior to the Redemption Date. Debentures not surrendered for purchase pursuant to the Put Option or for exchange prior to 5:00 p.m., New York City time, on October 28, 2015, will be redeemed by the Company on the Redemption Date at the Redemption Price. (Page 6)

What are the material United States federal income tax consequences of the Put Option to Holders of the Debentures?

The receipt of cash in exchange for Debentures pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequence to you. (Page 11)

Who is the Paying Agent?

The Bank of New York Mellon, the Trustee under the Thirty-second Supplemental Indenture and Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone and facsimile numbers are set forth on the cover of this Issuer Repurchase Notice. (Page 4)

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Debentures for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Issuer Repurchase Notice.

What does the board of directors of the Company think of the Put Option?

The Company is managed by Host Inc., its sole general partner. Consequently, the Company does not have its own separate directors or executive officers. The board of directors of Host Inc. has not made any recommendation as to whether you should surrender your Debentures for purchase in the Put Option. You must make your own decision whether to surrender your Debentures for purchase in the Put Option and, if so, the amount of Debentures to surrender. (Page 14)

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”), is obligated to purchase the 2.50% Exchangeable Senior Debentures Due 2029 (the “Debentures”) validly surrendered and not validly withdrawn at the option of the Holder pursuant to the terms the Thirty-second Supplemental Indenture (as defined below), the Indenture (as defined below) and the Debentures. The Debentures, upon the occurrence of certain exchange conditions are exchangeable for cash, shares of Common Stock, $0.01 par value per share (the “Common Stock”), of Host Hotels & Resorts, Inc., a Maryland corporation and general partner of the Company (“Host Inc.”), or a combination of cash and Common stock at the option of the Company, subject to the terms, conditions and adjustments specified in the Thirty-second Supplemental Indenture, the Indenture and the Debentures.

Unless the context indicates otherwise, references to “Host Hotels & Resorts, L.P.”, “we”, “us”, “our”, or the “Company”, include Host Hotels & Resorts, L.P. and its consolidated subsidiaries. Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Inc. as its sole general partner. Together with Host Inc., we operate as a self-managed and self-administered real estate investment trust, or REIT. In addition to being our sole general partner, Host Inc. holds approximately 99% of our partnership interests. Our corporate offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is 240-744-1000.

2. Information Concerning the Debentures. The Debentures were issued under the Thirty-second Supplemental Indenture, dated as of December 22, 2009, as supplemented (the “Thirty-second Supplemental Indenture”), among the Company, Host Inc., the subsidiary guarantors named therein and The Bank of New York Mellon, as successor to The Bank of New York, as trustee (the “Trustee” or “Paying Agent”), to the Amended and Restated Indenture, dated as of August 5, 1998, as amended and supplemented (the “Indenture”). The Debentures mature on October 15, 2029.

2.1. The Company’s Obligation to Purchase the Debentures. Pursuant to the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, the Company is obligated to purchase all Debentures validly surrendered and not validly withdrawn, at the option of each holder of Debentures (each a “Holder”), by 5:00 p.m., New York City time, on Tuesday, October 13, 2015 (the “Expiration Date”). This Put Option will expire at 5:00 p.m., New York City time, on the Expiration Date. If we make any change to this Put Option that we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Issuer Repurchase Notice that we will distribute to registered holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Expiration Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during such period. If we are required to extend the Expiration Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Expiration Date and do not accept and pay promptly after 11:00 a.m., New York City time, on October 15, 2015 (the “Repurchase Date”) for Debentures validly surrendered and not validly withdrawn by 5:00 p.m., New York City time, on the Expiration Date, such failure to pay may be a default under the Thirty-second Supplemental Indenture, the Indenture and the Debentures; provided, however, that pursuant to the Thirty-second Supplemental Indenture, the Company will, to the extent applicable, comply with the provisions of Rule 13e-4 and Rule 14e-1 (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that may be applicable at the time of the repurchase of the Debentures, file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act and comply with all other applicable federal and state securities laws in connection with the repurchase of the Debentures. The purchase by the Company of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Issuer Repurchase Notice.

If any Debentures remain outstanding following the expiration of the Put Option, and if the Debentures are not otherwise redeemed or exchanged after such date, the Company will become obligated to purchase the Debentures, at the option of the Holders, in whole or in part, on October 15, 2019 and October 15, 2024 at a purchase price equal to 100% of the principal amount of the Debentures, plus unpaid interest (including Liquidated Damages, if any) accrued thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Thirty-second Supplemental Indenture, the Indenture and the Debentures.

Under the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, the Company has the right to redeem, in whole or in part, any Debentures which remain outstanding following the Put Option, at any time or from time to time, on or after October 20, 2015, in each case at a redemption price equal to 100% of the principal amount of the Debentures plus unpaid interest (including Liquidated Damages, if any) accrued thereon to, but excluding, the Redemption Date (as defined below) (the “Redemption Price”). Subject to market conditions, on or around October 15, 2015, the Company currently plans to issue a notice of optional redemption providing notice that it intends to redeem any Debentures outstanding on October 30, 2015 (the “Redemption Date”). In the event the Company issues a notice of optional redemption, under the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, the Debentures may only be surrendered for exchange prior to 5:00 p.m., New York City time, on October 28, 2015, the second business day immediately prior to the Redemption Date. Debentures not surrendered for purchase pursuant to the Put Option or for exchange prior to 5:00 p.m., New York City time, on October 28, 2015, will be redeemed by the Company on the Redemption Date at the Redemption Price.

2.2. Repurchase Price. Pursuant to the Thirty-second Supplemental Indenture, the Indenture and the Debentures, the purchase price to be paid by the Company for the Debentures on the Repurchase Date is $1,000 per $1,000 principal amount at maturity of the Debentures (the “Repurchase Price”). On October 15, 2015, the Company will pay interest of $7 per $1,000 principal amount of Debentures, which is the amount of accrued and unpaid interest on the Debentures from July 15, 2015 to October 14, 2015, to Holders of record on September 30, 2015, the record date. Accordingly, because the Repurchase Date occurs on an interest payment date, as provided in the Indenture, there will be no accrued and unpaid interest (including Liquidated Damages) due as part of the Repurchase Price.

Prior to 11:00 a.m., New York City time, on the Repurchase Date, the Company will deposit with the Paying Agent an amount of cash sufficient to pay the aggregate Repurchase Price with respect to any and all Debentures validly surrendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof. While the Trustee has informed us that there are currently no certificated Debentures in non-global form, if physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to tender Debentures pursuant to the Put Option and holds physical certificates evidencing such Debentures must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent.

The Repurchase Price is based solely on the requirements of the Thirty-second Supplemental Indenture, the Indenture and the Debentures and bears no relationship to the market price of the Debentures or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Debentures on the Expiration Date. Holders of Debentures are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and the Common Stock before making a decision whether to surrender their Debentures for purchase.

None of the Company, its employees or Host Inc. (including its board of directors, officers and employees) are making any recommendation to Holders as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Debentures for purchase and, if so, the principal amount of Debentures to surrender based on such Holder’s assessment of current market value of the Debentures and the Common Stock and other relevant factors.

2.3. Source of Funds. The total amount of funds required by us to purchase all of the Debentures is $391,305,000 (assuming all of the Debentures are validly surrendered for purchase and accepted for payment).

To fund the purchase of the Debentures, the Company intends to use cash on hand and/or borrowings under the revolver portion of the Company’s credit facility pursuant to the Third Amended and Restated Credit Agreement, dated as of September 10, 2015, among the Company, certain Canadian subsidiaries of the Company, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other agents and lenders. As of September 10, 2015, the Company had $817 million of available capacity under the credit facility.

The credit facility allows for revolving borrowings in an aggregate principal amount of up to $1 billion, including a foreign currency subfacility for Canadian dollars, Australian dollars, New Zealand dollars, Japanese yen, Euros, British pound sterling and, if available to the lenders, Mexican pesos, of up to the foreign currency equivalent of $500 million, subject to a lower amount in the case of New Zealand dollar and Mexican peso borrowings. The credit facility also provides a subfacility of up to $100 million for swingline borrowings in U.S. dollars, Canadian dollars, Euros or British pounds sterling and a subfacility of up to $100 million for issuances of letters of credit. In addition to revolver borrowings, the Company has also borrowed $800 million in term loans under the credit facility and has the option to borrow an additional $200 million in new term loans on a delayed basis through March 8, 2016. In addition, the Company retains the ability to exercise an option in the future for up to an additional $500 million of revolving credit facility borrowings and/or term loans, subject to obtaining additional loan commitments and satisfaction of the other conditions specified in the credit facility. The revolving credit facility has an initial scheduled maturity of June 2018, with two six-month renewal options, subject to certain conditions, including the payment of an extension fee. The revolving credit facility does not require any scheduled amortization payments prior to maturity and voluntary prepayments are permitted in whole or in part without premium or penalty. The Company pays interest on revolver borrowings under the credit facility at floating rates equal to LIBOR plus a margin. The margin ranges from 87.5 to 155 basis points (depending on the Company’s unsecured long-term debt rating). The Company also pay a facility fee ranging from 12.5 to 30 basis points, depending on its rating and regardless of usage. Based on the Company’s unsecured long-term debt rating as of September 14, 2015, we are able to borrow under the revolving credit facility at a rate of LIBOR plus 100 basis points and pay a facility fee of 20 basis points.

The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. The Company is permitted to make borrowings and maintain amounts outstanding under the credit facility so long as its leverage ratio is not in excess of 7.25x, its unsecured interest coverage ratio is not less than 1.75x and its fixed charge coverage ratio is not less than 1.25x. The credit facility does not currently include any subsidiary guarantees or pledges of equity interests in the Company’s subsidiaries or any other security, and the guarantees and pledges are required only in the event that the Company’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that the Company does not have an investment grade long-term unsecured debt rating.

2.4. Exchange Rights of the Debentures. Under the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, upon the satisfaction of certain conditions, Holders of the Debentures may, upon the occurrence of certain exchange conditions, exchange their Debentures for cash, Common Stock, or a combination of cash and Common Stock, at the option of the Company. Since January 1, 2014, based on the exchange conditions related to the trading price of Common Stock, as set forth in the Thirty-second Supplemental Indenture, the Debentures have been exchangeable and will remain exchangeable throughout the entire time period for the Put Option. As of the date of this Issuer Repurchase Notice, each $1,000 principal amount of the Debentures is exchangeable for cash, Common Stock, or a combination of cash and Common Stock, at the option of the Company, based on an exchange rate of 79.3618 shares of Common Stock per $1,000 principal amount of Debentures, which is equivalent to an exchange price of approximately $12.60 per share. The Company has elected to deliver shares of Common Stock, upon the exchange of Debentures.

Any Debentures which are surrendered for purchase pursuant to the Put Option, instead, may be exchanged in accordance with the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 below.

2.5. Market for the Debentures and the Common Stock. There is no established reporting system or trading market for trading in the Debentures. We believe that trading in the Debentures has been limited. We believe that there is no practical way to accurately determine the trading history of the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar Debentures. Following the expiration of the Put Option, we expect that Debentures not purchased in the Put Option will continue to be traded over-the-counter; however, the trading market for the Debentures may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Debentures pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Debentures that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Debentures following the Put Option. The extent of the public market for the Debentures following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Debentures at such time, the number of holders of Debentures remaining at that time and the interest on the part of securities firms in maintaining a market in the Debentures. As of the close of business on September 11, 2015, there was $391,305,000 aggregate principal amount at maturity of Debentures outstanding and DTC was the sole record Holder of the Debentures.

The Common Stock for which the Debentures may be exchanged is traded on the New York Stock Exchange (“NYSE”) under the symbol “HST.” The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE Composite Tape:

Fiscal Period	Stock Price
	High	Low
2013
1st Quarter	$17.73	$16.14
2nd Quarter	18.77	16.02
3rd Quarter	18.70	16.41
4th Quarter	19.44	17.09
2014
1st Quarter	$20.47	$18.00
2nd Quarter	22.77	20.05
3rd Quarter	23.09	21.20
4th Quarter	24.33	20.23
2015
1st Quarter	$24.14	$20.04
2nd Quarter	20.73	19.40
3rd Quarter(1)	21.29	17.00

(1)	The high and low sales prices for trades for the third fiscal quarter of 2015 are through September 11, 2015.

The closing price of the Common Stock on September 11, 2015, was $17.74 per share. As of August 31, 2015, there were approximately 744.5 million shares of Common Stock outstanding. We urge you to obtain current market information for the Debentures, to the extent available, and the Common Stock before making any decision to surrender your Debentures pursuant to the Put Option.

2.6. Redemption . The Company has the right to redeem, in whole or in part, any Debentures which remain outstanding following the Put Option, at any time or from time to time, on or after October 20, 2015, in each case at the Redemption Price. Subject to market conditions, on or around October 15, 2015, the Company currently plans to issue a notice of optional redemption providing notice that it intends to redeem any Debentures outstanding on October 30, 2015, the Redemption Date. In the event the Company issues a notice of optional redemption, under the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, the Debentures may only be surrendered for exchange prior to 5:00 p.m., New York City time, on October 28, 2015, the second business day immediately prior to the Redemption Date. Debentures not surrendered for purchase pursuant to the Put Option or for exchange prior to 5:00 p.m., New York City time, on October 28, 2015, will be redeemed by the Company on the Redemption Date at the Redemption Price.

2.7. Change in Control. If a Change in Control (as defined in the Thirty-second Supplemental Indenture) occurs prior to the Repurchase Date, each Holder may require that we repurchase all or a portion of the Holder’s Debentures (in whole or in part) on the date fixed by us that is not more than 30 Business Days after we give notice of the Change in Control. We will repurchase the Debentures for an amount of cash equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including Liquidated Damages, if any) up to, but not including, the date of repurchase.

2.8. Ranking. The Debentures are our senior, unsubordinated, general obligations and rank equal in right of payment with any of our other outstanding or future unsubordinated indebtedness, including without limitation, our obligations under the credit facility and our outstanding and future series of senior notes issued pursuant to the Indenture. The Debentures are effectively junior in right of payment to the liabilities of our subsidiaries and effectively junior to all secured indebtedness that may be incurred under the Indenture, to the extent of the value of the collateral securing such indebtedness. The Debentures are senior in right of payment to any of our outstanding or future subordinated indebtedness.

2.9. Stockholder Rights. The Holders of Debentures, as such, do not have any rights as stockholders of the Company (including, without limitation, voting rights and rights to dividends or other distributions on the Common Stock). Upon exchange for Common Stock, the Holders would be entitled to such stockholders’ rights, including voting rights and dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Debentures for Purchase. Holders will not be entitled to receive the Repurchase Price for their Debentures unless they validly surrender and do not validly withdraw the Debentures on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Debentures for purchase. Holders may surrender some or all of their Debentures; however, any Debentures surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly surrender their Debentures on or before 5:00 p.m., New York City time, on the Expiration Date, their Debentures will remain outstanding subject to the existing terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures.

3.1. Method of Delivery. The Trustee has informed us that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Debentures surrendered for purchase hereunder must be delivered through DTC’s Automatic Tender Offer Program (“ATOP”). This Issuer Repurchase Notice and delivery of Debentures via ATOP will satisfy the notice requirements of the Company and the Holders, respectively, as set forth in the Thirty-second Supplemental Indenture. Delivery of Debentures and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Debentures. If physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to tender Debentures pursuant to the Put Option and holds physical certificates evidencing such Debentures must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent.

3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering Debentures through ATOP, a Holder acknowledges and agrees as follows:

• such Debentures shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Issuer Repurchase Notice;

• upon the terms and subject to the conditions set forth in this Issuer Repurchase Notice, the Thirty-second Supplemental Indenture, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Debentures surrendered and (ii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debenture, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidence of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Debentures that are purchased by the Company), all in accordance with the terms set forth in this Issuer Repurchase Notice;

• such Holder represents and warrants that such Holder (i) owns the Debentures surrendered and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that when such Debentures are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

• such Holders agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

• such Holder understands that all Debentures validly surrendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Thirty-second Supplemental Indenture, the Indenture, the Debentures, the Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time;

• payment for Debentures purchased pursuant to the Issuer Repurchase Notice will be made by deposit of the aggregate Repurchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

• surrenders of Debentures may only be validly withdrawn by complying with the procedures described in Section 4 below at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

• all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

• the delivery or transfer and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

• all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Issuer Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Debentures.

Debentures Held Through a Custodian. A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “DTC Participants” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

DTC Participants. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Debentures by:

• delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Debentures on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

• electronically transmitting such Holder’s acceptance through ATOP, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Put Option, including those set forth above under “—Agreement to be Bound by the Terms of the Put Option.”

Debentures Held in Certificated Non-Global Form. If physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder of the Debentures must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.

All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Debentures are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Debenture is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

4. Right of Withdrawal. Debentures surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to validly withdraw Debentures, the Holder must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures validly withdrawn from the Put Option may be resurrendered prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures described in Section 3 above.

This means that to validly withdraw Debentures surrendered for purchase, the Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal request must:

• specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

• contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn); and

• be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

If physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee after the date hereof, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 5.04 of the Thirty-second Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Debentures. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Expiration Date.

5. Payment for Surrendered Debentures. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the aggregate Repurchase Price for the Debentures validly surrendered for purchase. The Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly surrendered its Debentures prior to 5:00 p.m., New York City time, on the Expiration Date and has not validly withdrawn such delivery. Upon payment of the aggregate Repurchase Price to the Paying Agent, each Debenture validly surrendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, will cease to be outstanding and interest (including Liquidated Damages, if any) on such Debentures will cease to accrue and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Repurchase Price upon delivery of the Debentures validly surrendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date).

The total amount of funds required by us to purchase all of the Debentures is $391,305,000 (assuming all of the Debentures are validly surrendered for purchase and accepted for payment). We intend to use cash on hand and/or borrowings under the revolver portion of the Company’s credit facility to repurchase the Debentures validly surrendered and not validly withdrawn pursuant to this Put Option.

6. Debentures Acquired. Any Debentures purchased by us pursuant to the Put Option will be cancelled by the Trustee and will cease to be outstanding as of the Repurchase Date, pursuant to the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures.

7. Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Issuer Repurchase Notice and except for the Company’s plan to issue a notice of optional redemption on or around October 15, 2015 providing notice that it intends to redeem any Debentures outstanding on October 30, 2015, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Debentures for purchase in the Put Option, which relate to or which would result in:

• any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

• any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

• any material change in the present dividend rate or policy, indebtedness or capitalization of the Company;

• any change in the present board of directors or management of Host Inc., the sole general partner of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

• any other material change in the corporate structure or business of the Company;

• any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

• any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

• the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

• the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

• any changes in the governing instruments of the Company or Host, Inc. or other actions that could impede the acquisition of control of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures. The Company is managed by Host Inc., its sole general partner. Consequently, the Company does not have its own separate directors or executive officers. Except as otherwise disclosed below, based on a reasonable inquiry by the Company and Host Inc.:

• none of the Company, Host Inc. (including its board of directors and officers), the Company’s subsidiaries or other affiliates has any beneficial interest in the Debentures;

• the Company will not purchase any Debentures from such persons; or

• during the 60 days preceding the date of this Issuer Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Debentures.

A list of the directors and executive officers of the Company’s general partner, Host Inc., is attached to this Issuer Repurchase Notice as Annex C.

9. Purchases of Debentures by the Company and its Affiliates. Each of the Company and its affiliates, including Host Inc.’s executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following such time, if any Debentures remain outstanding, the Company and its affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Debentures after the Put Option, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

The Company has the right to redeem, in whole or in part, any Debentures which remain outstanding following the Put Option, at any time or from time to time, on or after October 20, 2015, in each case at the Redemption Price. Subject to market conditions, on or around October 15, 2015, the Company currently plans to issue a notice of optional redemption providing notice that it intends to redeem any Debentures outstanding on October 30, 2015, the Redemption Date. In the event the Company issues a notice of optional redemption, under the terms of the Thirty-second Supplemental Indenture, the Indenture and the Debentures, the Debentures may only be surrendered for exchange prior to 5:00 p.m., New York City time, on October 28, 2015, the second business day immediately prior to the Redemption Date. Debentures not surrendered for purchase pursuant to the Put Option or for exchange prior to 5:00 p.m., New York City time, on October 28, 2015, will be redeemed by the Company on the Redemption Date at the Redemption Price.

10. Material United States Federal Income Tax Considerations. The following summary is a general discussion of material U.S. federal income tax considerations applicable under current law to a “U.S. Holder” (which, for purposes of this Put Option, means a beneficial owner of Debentures that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a U.S. person) and to a “non-U.S. Holder” (which, for purposes of this Put Option, means a beneficial owner of Debentures that is not a U.S. Holder) of the Put Option. If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds a Debenture, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the Debentures are urged to consult their tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations, published rulings and court decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of Debentures in light of such beneficial owner’s individual circumstances, including the impact of the Medicare contribution tax on net investment income, or to certain types of beneficial owners of Debentures that are subject to special rules, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, financial institutions, insurance companies, tax-exempt organizations, real estate investment trusts, regulated investment companies, U.S. expatriates, persons holding Debentures as part of a hedge, straddle, conversion transaction or other integrated investment or U.S. Holders having a functional currency other than the U.S. dollar. In addition, the discussion does not describe tax considerations arising out of the laws of any state or local or foreign jurisdiction or any U.S. tax considerations other than U.S. federal income tax considerations (e.g., estate or gift tax considerations). This discussion assumes that the Debentures are held as “capital assets” within the meaning of Section 1221 of the Code. We have not sought any opinion of counsel or ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Sale of the Debentures. A U.S. Holder selling Debentures pursuant to the Put Option will recognize gain or loss in an amount equal to the difference between the Repurchase Price received and the U.S. Holder’s adjusted tax basis in the Debentures sold at the time of sale. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules set forth below, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Debentures have been held by the U.S. Holder for more than one year. A U.S. Holder’s adjusted tax basis in Debentures generally will equal the cost of the Debentures to such U.S. Holder, increased by the amount of any market discount previously taken into income with respect to the Debentures by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Debentures. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. Accrued stated interest payable on the Debentures generally will be taxed as ordinary income to the extent such interest has not been previously included in income by the U.S. Holder.

Market Discount. A Debenture has “market discount” if its stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by the U.S. Holder with respect to a Debenture acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Debenture was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method.

Information Reporting and Backup Withholding. Sales of Debentures pursuant to the Put Option by U.S. Holders generally will be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient). In addition, a U.S. Holder may be subject to backup withholding at a rate of 28% with respect to the receipt of cash in exchange for a Debenture unless the U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-9. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Non-U.S. Holders

Sale of the Debentures. In general, amounts received by a non-U.S. Holder on the sale of Debentures pursuant to the Put Option that are attributable to interest will not be subject to U.S. federal withholding tax under the so-called “portfolio interest” exception provided that:

•	the non-U.S. Holder does not actually or constructively own a 10% or greater interest in our capital or profits;

•	the non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	the non-U.S. Holder is not a bank that received the Debentures on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-U.S. Holder certifies on IRS Form W-8 or IRS Form W-8BEN-E (or a suitable substitute or successor form) provided to the applicable withholding agent, under penalties of perjury, that it is not a United States person and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Debentures on behalf of the non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides the applicable withholding agent with a copy of such statement or (3) the non-U.S. Holder holds its Debentures directly through a “qualified intermediary” and certain conditions are satisfied.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, the holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8BEN or IRS Form W-8ECI (or successor form) stating that interest paid on the Debenture is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a non-U.S. Holder is engaged in a trade or business in the United States and interest on a Debenture is effectively connected with the conduct of that trade or business, the holder will be subject to U.S. federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if the non-U.S. Holder were a United States person as defined under the Code. In addition, if the non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) on such effectively connected interest, subject to certain adjustments.

A non-U.S. Holder generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a sale of the Debentures pursuant to the Put Option unless (i) the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder), (ii) in the case of a non-U.S. Holder who is an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or (iii) the Debentures constitute a “United States real property interest,” or USRPI, within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

A non-U.S. Holder described in clause (i) above generally will be subject to U.S. federal income tax on any net gain derived from the sale of its Debentures in the same manner as if it were a U.S. Holder. In addition, non-U.S. Holders described in clause (i) that are foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax. A non-U.S. Holder described in clause (ii) above will be subject to a flat 30% U.S. federal income tax on the gain recognized on the sale, which may be offset by U.S. source capital losses.

In the event a Debenture constitutes a USRPI, any gain recognized on the purchase of Debentures pursuant to the Put Option will be subject to tax in the same manner as an investment described in the first bullet point above, and amounts received with respect to the Debentures may be subject to withholding tax at a 10% rate. Debentures held by a Non-U.S. Holder may be exempt from treatment as a USRPI under FIRPTA if:

•	Host REIT is a domestically controlled qualified investment entity, or

•	any class of Host REIT’s stock is regularly traded on an established securities market, and

(A) if the Debentures are regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not owned more than 5% of the total fair market value of the Debentures at any time during the five-year period ending on the Repurchase Date, or

(B) if the Debentures are not regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not, at the time it acquires the Debentures and at certain other times described in the applicable Treasury Regulations, directly or indirectly held Debentures (and in certain cases other direct or indirect interests in Host REIT’s common stock) that had a fair market value in excess of 5% of the fair market value of the regularly traded class of Host REIT’s stock with the lowest fair market value.

Host REIT will be a domestically controlled qualified investment entity if at all times during a specified testing period it is a REIT and less than 50% in value of its shares are and have been held directly or indirectly by non-U.S. persons. Host REIT believes that it currently is a domestically controlled qualified investment entity. However, because Host REIT’s common stock is publicly traded, there can be no assurance that it is qualified or will continue to qualify as a domestically controlled qualified investment entity. Furthermore, while Host REIT’s common stock is currently regularly traded on an established securities market, there can be no assurance that any such stock will continue to be so traded in the future. Although the application of the above exception from FIRPTA to the Debentures is not entirely clear, based on the law, facts and circumstances as they currently exist, we intend to take the position that the Debentures will not constitute USRPIs as of the time of the repurchase. Accordingly, we do not currently intend to withhold U.S. federal income tax from any amounts payable to a Non-U.S. holder in connection with the repurchase of the Debentures.

It is possible that the IRS could disagree with the position that Host REIT is a domestically controlled qualified investment entity, in which case, unless the exception regarding regularly traded stock described above applies, any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon the purchase of the Debentures pursuant to the Put Option and could be liable for interest and penalties if the Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due. Additionally, if circumstances change, we may withhold 10% of any amounts payable to a non-U.S. Holder upon a sale of Debentures pursuant to the Put Option. Such withheld amount may not satisfy a non-U.S. Holder’s entire tax liability, and such Holder would remain liable for the timely payment of any remaining tax liability.

Non-U.S. Holders are urged to consult their tax advisors as to whether the purchase of the Debentures pursuant to the Put Option is exempt from U.S. federal income tax under FIRPTA.

Information Reporting and Backup Withholding. In general, information reporting and backup withholding will not apply to payments of Repurchase Price, and backup withholding will not apply to payments of accrued interest, to a non-U.S. Holder pursuant to the Put Option if such non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. However, information reporting (but not backup withholding) may apply to any portion of the proceeds attributable to accrued interest, even if the accrued interest is not subject to U.S. tax because of a treaty or Code exception. A non-U.S. Holder generally may establish such an exemption by providing a properly executed IRS Form W-8 or IRS Form W-8BEN-E. Amounts withheld under the backup withholding rules may be credited against a non-U.S. Holder’s U.S. tax liability, and a non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

11. Additional Information. The Company and Host Inc. are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the United States Securities and Exchange Commission (“SEC”). Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the SEC’s Public Reference Room at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s Internet site at www.sec.gov. Such reports and other information concerning Host Inc. may also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015;

•	all other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	all documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Issuer Repurchase Notice and prior to 5:00 p.m., New York City time, on the Expiration Date;

•	the description of the Common Stock and the Debentures contained in Host Inc.’s Registration Statement on Form S-3 filed with the SEC on April 29, 2010, as amended; and

•	the description of Common Stock contained in HMC Merger Corporation’s Registration Statement on Form 8-A, as amended, filed with the SEC on November 18, 1998 and amended on December 28, 1998, including the descriptions incorporated therein and any amendment or report filed for the purpose of updating that description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. Notwithstanding the foregoing, the Schedule TO to which this Issuer Repurchase Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Issuer Repurchase Notice, we will amend the Schedule TO accordingly.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used, but not specifically defined, in this Issuer Repurchase Notice shall have the meanings given to such terms in the Thirty-second Supplemental Indenture, the Indenture and the Debentures.

14. Conflicts. In the event of any conflict between this Issuer Repurchase Notice on the one hand and the terms of the Thirty-second Supplemental Indenture, the Indenture or the Debentures or any applicable laws on the other hand, the terms of the Thirty-second Supplemental Indenture, the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company or its employees or the board of directors, officers and employees of Host Inc. are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Debentures for purchase and, if so, the principal amount of Debentures to surrender based on their own assessment of current market value and other relevant factors.

HOST HOTELS & RESORTS, L.P.

Re:	2.50% EXCHANGEABLE SENIOR DEBENTURES DUE 2029

ISSUED BY HOST HOTELS & RESORTS, L.P.

CUSIP Number: 44107TAG1

ANNEX A

FORM OF REPURCHASE NOTICE

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have your Debenture purchased by the Company pursuant to Section 5.02 of the Thirty-second Supplemental Indenture, check the appropriate box:

☐ Section 5.02 (Repurchase Option)

Aggregate Principal Amount of Debenture: $            .

If you want to elect to have only part of your Debenture purchased by the Company pursuant to Section 5.02 of the Thirty-second Supplemental Indenture state the amount you want to be purchased: $            .

Date:	Signature:
Social Security or Other Taxpayer Identification		(Sign exactly as your name appears on the other side of this Debenture)
Number:

Signature Guarantee*:

*	NOTICE: The Signature must be guaranteed by an Institution that is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

Re:	2.50% EXCHANGEABLE SENIOR DEBENTURES DUE 2029

ISSUED BY HOST HOTELS & RESORTS, L.P.

CUSIP Number: 44107TAG1

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:	HOST HOTELS & RESORTS, L.P.

THE BANK OF NEW YORK MELLON

The undersigned registered owner of the Debenture designated below hereby withdraws its election to require Host Hotels & Resorts, L.P. (the “Issuer”) to repurchase such Debenture, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Thirty-second Supplemental Indenture dated as of December 22, 2009 (the “Thirty-second Supplemental Indenture”), among the Issuer, Host Hotels & Resorts, Inc., the subsidiary guarantors therein and The Bank of New York Mellon. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Thirty-second Supplemental Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Debenture in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Debenture Certificate Number (if applicable):

Principal amount to be withdrawn (if less than
all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature:
(Sign exactly as your name appears on the other side of this Debenture)

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the board of directors and the executive officers of Host Hotels & Resorts, Inc., the general partner of the Company.

Directors

Name	Title
Richard E. Marriott	Chairman of the Board of Directors
W. Edward Walter	President, Chief Executive Officer and Director
Mary L. Baglivo	Director
Sheila C. Bair	Director
Terence C. Golden	Director
Ann McLaughlin Korologos	Director
John B. Morse, Jr.	Director
Walter C. Rakowich	Director
Gordon H. Smith	Director

Executive Officers

Name	Title
W. Edward Walter	President, Chief Executive Officer and Director
Elizabeth A. Abdoo	Executive Vice President, General Counsel and Secretary
Minaz B. Abji	Executive Vice President, Asset Management
Joanne G. Hamilton	Executive Vice President, Human Resources
Gregory J. Larson	Executive Vice President and Chief Financial Officer
James F. Risoleo	Executive Vice President, Managing Director — Europe & West Coast
Brian G. Macnamara	Senior Vice President and Corporate Controller

The business address of each person set forth above is c/o Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817 and the telephone number is 240-744-1000.